EXHIBIT 6.20

     STOCK PURCHASE AGREEMENT (the "Agreement") dated as of January 10, 2000, between BIOFIELD CORP., a Delaware corporation (the "Company"), and ___________________ (the "Executive"), having an address at
_____________________________________________________________.

     WHEREAS, the Company desires to issue and sell to the Executive, and the Executive desires to acquire, 100,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock").

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

                                    ARTICLE 1
                        PURCHASE AND SALE OF COMMON STOCK

     1.1 PURCHASE AND SALE OF COMMON STOCK. Upon the terms and conditions set forth herein, simultaneously herewith, the Company is issuing and selling to the Executive, and the Executive is purchasing, 100,000 shares of Common Stock (the "Shares"), which is to be registered in the name of the Executive.

     1.2 PURCHASE PRICE. The aggregate purchase price for the Shares is $5,000 (the "Purchase Price").

     1.3 THE CLOSING. The purchase and sale of the Shares (the "Closing") is taking place upon execution by the parties of this Agreement and delivery to the Company of the Purchase Price (the "Closing Date"). After the Closing, the Company shall deliver to the Executive a stock certificate representing the Shares registered in the name of the Executive.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY. The Company makes the following representations, warranties and agreements with and to the
Executive:

         (A) ORGANIZATION AND QUALIFICATION. The Company is a corporation duly and validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own its properties and to carry on its business as now being conducted.

         (B) AUTHORIZATION. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Shares in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby has been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company or its Board of Directors or stockholders is required, (iii) this Agreement has been duly executed and delivered by the Company, and (iv) this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.
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         (C) ISSUANCE OF SHARES. The Shares, upon issuance in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens, claims and encumbrances.

         (D) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby or relating hereto do not and shall not (i) result in the violation of the Company's certificate of incorporation, as amended to date, or by-laws, as currently in effect, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party or result in a violation of any law, rule, regulation, order, judgment or decree (including Federal securities laws and regulations) applicable to the Company, or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect). The Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof.

         (E) COMPANY INFORMATION. The Company suspended its duty to file reports with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") on or about February 26, 1999, and terminated the registration of the Common Stock under the Exchange Act on or about 90 days thereafter. As a result, the Company is not a reporting company under the Exchange Act and the Common Stock is no longer registered under the Exchange Act. The Company is in the process of auditing its financial statements for the two years ended December 31, 1999.

     2.2 REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE EXECUTIVE. The Executive makes the following representations, warranties and agreements with and to the Company:

         (A) AUTHORIZATION. (i) The Executive has the requisite power, capacity and authority to enter into and perform this Agreement, (ii) this Agreement has been duly executed and delivered by the Executive, and (iii) this Agreement constitutes a valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         (B) NO CONFLICTS. The execution, delivery and performance of this Agreement by the Executive and the consummation by the Executive of the transactions contemplated hereby or relating hereto do not and shall not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any agreement, indenture or instrument to which the Executive is a party, or result in a violation of any law, rule, regulation, order, judgment or decree of any court or any governmental agency applicable to the Executive or the Executive's properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on the Executive). The Executive is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for the Executive to execute, deliver or perform any of its obligations under this Agreement or purchase the Shares in accordance with the terms hereof.

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         (C) EVALUATION OF RISKS. The Executive have such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Company and of protecting the Executive's interests in connection with this transaction. The Executive recognizes that his or her investment in the Company involves a high degree of risk. The Executive acknowledges that, as a result of the Executive's affiliation with the Company, and the Executive's status as an executive officer of the Company, the Executive has had full access to all corporate, financial and other records of the Company, the Executive has made such investigation thereof as the Executive desired and all information concerning the Company which the Executive has requested, to the extent that it is available, has been supplied to the Executive.

         (D) NO REGISTRATION, REVIEW OR APPROVAL. The Executive understand that the sale of the Shares pursuant to this Agreement has not been, and will not be, reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Securities Act of 1933 (the "1933 Act") or under the securities or "blue sky" laws, rules or regulations of any state. The Executive understand that the Shares are being offered and sold to the Executive pursuant to a private placement exemption to the registration provisions of the 1933 Act.

         (E) INVESTMENT INTENT. The Executive represents to the Company that the Shares are being purchased for investment, and not with a view toward distribution.

         (F) RESTRICTIONS ON RESALE. The Executive understand that he or she may not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with applicable laws, including the 1933 Act and any applicable state securities laws, and the rules and regulations promulgated thereunder. The Executive further agrees that if, during the one year period after the date hereof, (i) the Executive voluntarily terminates, on the Executives own volition, the Executive's relationship with the Company, or
(ii) the Company terminates the Executive's relationship for "just cause", then and in either such event, the Company shall have the right (for a 60 day period after such termination of employment) to repurchase the Shares for the Purchase Price paid therefor by the Executive. For purposes of this Agreement, "just cause" shall mean any of (i) the commission of a fraud against the Company, (ii) making false statements to third parties concerning the Company, (iii) violation of any confidentiality agreement which the Executive may have with the Company, and (iv) failure to follow the lawful directive of the Board of Directors of the Company or of the Chief Executive Officer of the Company, after receiving written notice of such failure, which failure is not remedied within ten business days thereafter.

         (G) DUE DILIGENCE. The Executive understand that he or she is solely responsible for the Executive's own (i) "due diligence" investigation of the Company and its management and business, (ii) analysis of the merits and risks of an investment in the Shares, and (iii) analysis of the fairness and desirability of the terms of such investment.

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                                    ARTICLE 3
                                  MISCELLANEOUS

     3.1 FEES AND EXPENSES: NO BROKERS. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     3.2 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

     3.3 WAIVERS. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. Any waiver must be in writing.

     3.4 HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     3.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Executive may assign this Agreement or any rights or obligations hereunder without the prior consent of the other, and any such purported assignment shall be void. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

     3.6 NO THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     3.7 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law.

     3.8 EXECUTION. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes and any one of which may be introduced into evidence or used for any other purpose without the production of its counterparts, and all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the others, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, the party using such means of delivery shall cause an executed signature pages to be physically delivered to the other parties promptly thereafter.

     3.9 SEVERABILITY. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, in light of the tenor of this Agreement, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

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     3.10 FURTHER ASSURANCES. Each Party shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

BIOFIELD CORP.                         The Executive


By /s/ DAVID M. LONG, JR.
   ----------------------------        ----------------------------
   David M. Long, Jr., Chairman

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